EXHIBIT 10.7

EXECUTION VERSION

CLOSING FEE AGREEMENT

THIS CLOSING FEE AGREEMENT (“Closing Fee Agreement”) is made as of April 30, 2010, among Thermon Group, Inc., a Delaware corporation (“Buyer”), and CHS Management V LP, a Delaware limited partnership (the “Advisor”).

WHEREAS, Buyer is purchasing from Thermon Holdings, LLC, a Delaware limited liability company (“Seller”), all of the issued and outstanding shares of capital stock of Thermon Holding Corp., a Delaware corporation (the “Company”), pursuant to the transaction (the “Transaction”) contemplated by that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of April 30, 2010, by and among the Company, Buyer and Seller.

WHEREAS, Buyer has engaged Advisor to provide certain management advisory services in exchange for contingent compensation, as described in this Closing Fee Agreement.

NOW, THEREFORE, in consideration of the services heretofore provided by Advisor to Buyer and the mutual covenants contained herein, the parties agree as follows:

1. Services. Advisor has provided such management advisory services as Buyer has from time to time requested, including services related to the identification of the Company as a potential acquisition candidate, the negotiation of the Purchase Agreement, the obtainment of the financing for the Transaction and the structuring of the transactions contemplated by the Purchase Agreement.

2. Closing Fee and Expense Reimbursement. As consideration of the services heretofore provided by Advisor to Buyer, immediately following the closing of the Transaction, Buyer shall pay Advisor a closing fee, in cash, in the amount of $5,626,800, plus reimbursement of all reasonable out-of-pocket costs and expenses incurred by Advisor or its affiliates in connection with the Transaction (including without limitation, travel and related expenses, third party consulting and professional advisors fees, etc.).

3. Liability. Neither Advisor nor any of its affiliates, partners, employees or agents shall be liable to Buyer or its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Closing Fee Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of Advisor, its affiliates, partners, employees or agents acting within the scope of their employment or authority.

4. Indemnity. Buyer and its subsidiaries shall defend, indemnify and hold harmless Advisor, its officers, managers, affiliates, partners, employees and agents from and against any and all loss, liability, damage, or expenses arising from any claim (a “Claim”) by any person with respect to, or in any way related to, the performance of services contemplated by this Closing Fee Agreement (including reasonable attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of Advisor, its officers, managers, affiliates, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Advisor, its affiliates, partners, employees or agents. Buyer and its subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against Buyer, its subsidiaries or Advisor, its officers, directors, affiliates, partners, employees or agents or in which Advisor, its officers, managers, affiliates, partners, employees or agents may be impleaded with others upon any Claim or Claims, or upon any matter, directly or indirectly, related to or arising out of this Closing Fee Agreement or the performance hereof by Advisor, its officers, managers, affiliates, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Advisor, its affiliates, partners, employees or agents, then Advisor shall reimburse Buyer and its subsidiaries for the costs of defense and other costs incurred by Buyer and its subsidiaries.

5. Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. Advisor shall be an independent contractor pursuant to this Closing Fee Agreement. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind the other parties to any contract, agreement or undertaking with any third party.

6. Successors. This Closing Fee Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

7. Counterparts. This Closing Fee Agreement may be executed and delivered by each party hereto in separate counterparts (including by means of the telecopied signature pages), each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

8. Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Closing Fee Agreement, to exercise any right or privilege in this Closing Fee Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Closing Fee Agreement, shall not be construed as a subsequent waiver of any of such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no forbearance or waiver had occurred.

9. Entire Agreement. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Closing Fee Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.

10. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Closing Fee Agreement shall be governed by the internal law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

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IN WITNESS WHEREOF, the parties have executed this Closing Fee Agreement as of the date first written above.

THERMON GROUP, INC.

By:	/s/ Marcus J. George
Name:	Marcus J. George
Title:	Vice President

CHS MANAGEMENT V LP

By:	Code Hennessy & Simmons LLC,
its general partner

By:	/s/ Marcus J. George
Name:	Marcus J. George
Title:	Partner

[Signature Page to Closing Fee Agreement]